Exhibit 10.1

January 28, 2025

VIA EMAIL ONLY

Lorianne Masuoka, M.D.

142 Beverly Road

Chestnut Hill, MA 02467

LMasuoka@diamedica.com

Re:	Letter Agreement - Amendment to Employment Agreement

Dear Lorianne:

The purpose of this Letter Agreement (“Letter Agreement”) is to document your change in employment status as Chief Medical Officer of DiaMedica USA, Inc. (the “Company”), as described below. As you know, you and the Company entered into an Employment Agreement dated January 22, 2024. This Letter Agreement shall amend the Employment Agreement effective as of January 22, 2024 (“Employment Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Letter Agreement. The Parties hereby consent to the following amendments:

1.

Effective February 3, 2025, Employee will transition from full-time status to part-time status, working approximately two (2) days per week. This arrangement is intended to continue until otherwise agreed to by the Company and Employee in writing.

2.

Employee’s base salary will be reduced on a pro rata basis to $170,000.00 per year, less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices (“Base Salary”).

3.

To the extent Employee’s change in employment status renders her ineligible to participate in the Company’s benefit programs, so long as Employee timely elects continuation coverage under the Company’s group medical, dental and/or vision plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices, the Company shall pay the medical, dental and/or vision premiums for any such coverage in place until Employee becomes eligible to participate in the Company’s benefits program again or until her employment with the Company ends, whichever is earlier. Thereafter, the full COBRA premium payment will be the responsibility of Employee and any dependent(s).

Except as specifically set forth herein, all other terms in the Letter Agreement shall remain in full force and effect. Nothing set forth in this Amendment changes the at-will nature of your employment. Please acknowledge your agreement with the foregoing by executing this Letter Agreement in the space provided below.

Sincerely,

/s/ Rick Pauls

Rick Pauls President & CEO

Agreed to and Accepted By:	/s/ Lorianne Masuoka
Dr. Lorianne Masuoka

Date:	February 3, 2025

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